Exhibit 5.1

December 1, 2017

Andeavor Logistics LP

19100 Ridgewood Parkway,

San Antonio, TX 78259.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 600,000 units of the 6.875% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units, liquidation preference $1,000 per unit (the “Preferred Units”), representing limited partner interests in Andeavor Logistics LP, a Delaware limited partnership (the “Partnership”), we, as your counsel, have examined such limited partnership records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Preferred Units have been duly authorized and validly issued, and the holders of Preferred Units will have no obligation to make any payment to the Partnership or its creditors (other than the purchase price for the Preferred Units) or contributions to the Partnership or its creditors solely by reason of their ownership of Preferred Units.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Partnership, and other sources believed by us to be responsible, and we have assumed that the certificates for the Preferred Units conform to the specimen thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Preferred Units and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Preferred Units and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement relating to the Preferred Units, dated November 28, 2017. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP